ANNUAL STATEMENT AS TO COMPLIANCE

UBS-Barclays Commercial Mortgage Trust 2013-C5

The undersigned, David Co, a Director of Deutsche Bank Trust Company Americas, as the Certificate Administrator (a “Certifying Servicer”) under the Pooling and Servicing Agreement, dated as of February 1, 2013 (the “Agreement”), by and among, UBS Commercial Mortgage Securitization Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, Midland Loan Services, a Division of PNC Bank, National Association, as Special Servicer, Deutsche Bank Trust Company Americas, as Trustee, Certificate Administrator, Paying Agent and Custodian, and Situs Holdings, LLC, as Operating Advisor here by certifies in accordance with Section 10.11 of the Agreement:

A)	A review of such Certifying Servicer’s activities during the preceding calendar year (the “Reporting Period”) and of such Certifying Servicer’s performance under the Agreement has been made under such officer’s supervision and
B)	That, as to the best of such officer’s knowledge, based on such review, such Certifying Servicer has fulfilled all its obligations under the Agreement, in all material respects throughout the Reporting Period.

DEUTSCHE BANK TRUST COMPANY AMERICAS

as Certificate Administrator

/s/ David Co

BY: David Co

Title: Director

Date: March 1, 2015